Exhibit 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Elcom International, Inc.:

As independent public accountants, we hereby consent to the incorporation by reference of our report dated March 23, 1999 relating to the consolidated balance sheet of Elcom International, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations and other comprehensive income, stockholders' equity, and cash flows for the two-year period ended December 31, 1998, and all related schedules, included in this Form 10-K of Elcom International, Inc. into Elcom International, Inc.'s previously filed Registration statement no. 333-94743 on Form S-3 and the Registration Statements No. 333-00362, 333-24809, 333-67927, 333-81795 and 333-34193 on Forms
S-8.

 /s/ ARTHUR ANDERSEN LLP
Arthur Andersen LLP



Boston, Massachusetts
March 27, 2000